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                  GENETICS INSTITUTE, INC. AND SUBSIDIARIES
                                  EXHIBIT 11
                      Computation of Earnings Per Share
              (unaudited-in thousands, except per share amounts)


Primary earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding.

Common stock equivalents consist of stock options and warrants and are not included in the calculation of earnings per share in loss periods because their effect would be antidilutive.



                                                                     Three Months                    Nine Months
                                                                  Ended September 30,            Ended September 30,
                                                              --------------------------     --------------------------
                                                                  1995           1994           1995            1994
                                                              -----------    -----------     -----------    -----------
         Primary Earnings per Share
         --------------------------

         Weighted average number of shares
           outstanding                                             26,745         26,474          26,690         26,401
         Shares deemed outstanding from the
           assumed exercise of stock options
           and warrants reduced by the number
           of shares purchased with proceeds                           -           1,077             535              -
                                                              -----------    -----------     -----------    -----------

           Total                                                   26,745         27,551          27,225         26,401
                                                              -----------    -----------     -----------    -----------

         Net income (loss) applicable to
           common shares                                      $    (7,183)   $    12,643     $     3,686    $    (6,951)
                                                              -----------    -----------     -----------    -----------

         Primary earnings (loss) per common share             $      (.27)   $       .46     $       .14    $      (.26)
                                                              ===========    ===========     ===========    ===========

         Fully Diluted Earnings Per Share
         --------------------------------

         Weighted average number of shares
           outstanding                                             26,745         26,474          26,690         26,401
         Shares deemed outstanding from the
           assumed exercise of stock options
           and warrants reduced by the number
           of shares purchased with proceeds                            -          1,732             934              -
                                                              -----------    -----------     -----------    -----------

           Total                                                   26,745         28,206          27,624         26,401
                                                              -----------    -----------     -----------    -----------


         Net income (loss) applicable to common shares        $    (7,183)   $    12,643     $     3,686    $    (6,951)
                                                              -----------    -----------     -----------    -----------

         Fully diluted earnings (loss) per common share       $      (.27)   $       .45     $       .13    $      (.26)
                                                              ===========    ===========     ===========    ===========


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